Exhibit 99.1

4602 East Thomas Road Phoenix, Arizona 85018 Telephone: (602) 437-5400 Fax: (602) 437-1681

	Investor Contact:	Company Contact:
	Neil Berkman Associates	Bradley E. Larson
FOR IMMEDIATE RELEASE	(310) 826-5051	Chief Executive Officer
	info@BerkmanAssociates.com	www.meadowvalley.com
Meadow Valley Provides Claim Update
     PHOENIX, ARIZONA, September 9, 2008 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that it has reached a mutually acceptable claim settlement with the Federal Highway Administration. The intent of the agreement is to fully and completely without reservation and without acknowledgement of fault by either party resolve all disputes and claims related to contract number DTFH68-02-C-00012, UT PFH 39-1(1) Seven Mile-Gooseberry Road (the “Gooseberry project”).
     Under the terms of the settlement, the FHWA has agreed to pay Meadow Valley within 30 days. The payment will result in a pre-tax gain of approximately $2.3 million in the quarter ended September 30, 2008. The Company said that claims receivable will be reduced from approximately $2.5 million to approximately $1.7 million.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in southern Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Las Vegas and Phoenix metropolitan areas.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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